News Release

LANDAUER

LANDAUER, INC. Announces

financial leadership TRANSITION

Current Corporate Controller Dan Fujii named CFO;

Interim CFO Mark Zorko transitioning to advisory role;

Kara Venegas confirmed as Corporate Controller and CAO

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— April 15, 2015—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and medical consumable accessories, announced that Dan Fujii will transition to the role of Chief Financial Officer and Secretary, effective today.  As planned, Interim Chief Financial Officer Mark Zorko will transition back into an advisory role. Mr. Zorko joined Landauer in April of 2014 to assist with the resolution of accounting issues identified in the company. In addition, he has led several special projects in the financial division. Mr. Zorko will continue on with the company in the short term reporting to the CEO in a non-officer role completing special projects.

Mike Leatherman, President and CEO stated, “Mark has been instrumental in the process of rectifying our financial control issues and moving the financial functions of the company forward. His leadership during this period has been critical for Landauer, and I would like to thank him for the significant contributions he has made in his role.”

Dan Fujii has been working closely with Mark Zorko the past few months to ensure a smooth transition and will assume the role of permanent Chief Financial Officer and Secretary, effective today. Mr. Fujii joined the company in April 2014 as Vice President,  Corporate Controller with the goal of improving the strength of the financial function within Landauer.  Mr. Fujii has broad experience with ten years at PriceWaterhouseCoopers ending as a senior audit manager. In addition, he has been the corporate controller for a public international electronics company, a private medical device start up that was taken public and a private equity owned pharmaceutical company.

Mike Leatherman commented, “Dan has demonstrated an exceptional ability to apply the rigor required to manage the company’s accounting practices and controls as well as the ability to contribute strategically to the business. He has made significant contributions to improve the company’s controls and financial reporting over the past year.  Dan has quickly become a trusted advisor and is a valuable part of our executive team. I look forward to his continued leadership and increased responsibility in building a stronger financial function and contributing to the profitable growth of the company.”

In addition, Kara Venegas has been promoted to the role of Vice President, Corporate Controller and Chief Accounting Officer, effective today. Ms. Venegas started with Landauer in June 2014 as Assistant Corporate Controller. Prior to Landauer, Kara was the accounting manager for Actient Pharmaceuticals and has seven years of experience in various public accounting roles. Ms. Venegas is a Certified Public Accountant and is currently near completion of a master’s degree in accounting from DePaul University.

Dan Fujii stated, “Kara has demonstrated an outstanding ability to provide strong leadership and clear vision for the finance organization.  She has been instrumental in improving the processes and internal controls over financial reporting.  Kara’s extensive knowledge of accounting and controls, as well as her strong business acumen, provides the right combination to complement our existing management team as we build for continued future growth.”

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The Company provides its dosimetry services to approximately 1.8 million individuals globally.  In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit their website at http://www.landauer.com.